Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT
As of December 30, 2006

Subsidiary	State of Incorporation

NextWave Wireless LLC	Delaware

NextWave Broadband Inc.	Delaware

CYGNUS Communications, Inc.	Delaware

NW Spectrum Co.	Delaware

AWS Wireless Inc.	Delaware

Tele*Code	Delaware

Inquam Broadband Holding Limited	Cayman Islands

PacketVideo Corporation	Delaware

PV Acquisition Corporation	Delaware

WCS Wireless Licence Subsidiary, LLC	Delaware

Inquam Broadband GmbH	Germany

Cygnus Multimedia Communications, Limited	United Kingdom

Cygnus Multimedia Communications, Inc.	Delaware

Cygnus Acquisition Co.	Canada

Cygnus Communications Canada Co.	Canada

Tusonic Inc.	North Carolina

Twonky Vision GmbH	Germany

PacketVideo Germany GmbH	Germany

PacketVideo Japan KK	Japan

PacketVideo France SARL	France

PacketVideo Finland Oy	Finland

PacketVideo India Private Limited	India

NextWave Metropolitan Inc.	Delaware

GWireless, LLC	Delaware

Go Acquisition Corporation	Delaware

NextWave Wireless Sub, LLC	Delaware